Exhibit 99.1

News Release

Contacts:	Media	Analysts
	Kevin Heine	Valerie Haertel
	+1 212 635 1569	+1 212 635 8529
	kevin.heine@bnymellon.com	valerie.haertel@bnymellon.com

BNY Mellon Settles Outstanding FX-Related Actions

Fully Resolves 2011 DOJ and NYAG Lawsuits and Plaintiffs’ Customer

Class Actions; Settlements Covered by Existing Reserves

NEW YORK, March 19, 2015 – The Bank of New York Mellon Corporation (NYSE: BK) today announced that it has resolved substantially all of the foreign exchange (FX)-related actions currently pending against the company.

The company has reached a series of settlement agreements with the U.S. Department of Justice (DOJ), the New York Attorney General (NYAG), the U.S. Department of Labor, the U.S. Securities and Exchange Commission and private customer class actions. Collectively, these settlements fully resolve the lawsuits and enforcement matters pursued by these parties relating to certain of the standing instruction FX services that BNY Mellon provided to its custody clients prior to early 2012.

“We are pleased to put these legacy FX matters behind us, which is in the best interest of our company and our constituents. We continue to improve our product offerings to ensure they are meeting client demand and positioning clients to succeed in an increasingly complex financial environment,” the company said.

The company has agreed to pay a total of $714 million to resolve these matters, subject to required approvals. The total settlement amount is fully covered by pre-existing legal reserves. The DOJ and NYAG will each receive $167.5 million. The Department of Labor will receive $14 million and the Securities and Exchange Commission, with which the company has reached a settlement in principle, will receive $30 million. The company has agreed to pay $335 million to settle the customer class action litigation.

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Dec. 31, 2014, BNY Mellon had $28.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

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